Exhibit 10.1.2

11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025 Tel: (310) 966-1444 www.brileyfbr.com

November 13, 2019
Transphorm, Inc.
75 Castilian Drive
Goleta, CA 93117
Attention: Mario Rivas, CEO
Re: Amendment No. 1 and Consent to Engagement Letter Agreement
Dear Mr. Rivas:
Reference is hereby made to that certain engagement letter agreement (the “Existing Letter Agreement”) dated October 22, 2019 by and between Transphorm, Inc. (collectively with MergerSub and PubCo, as the context requires, the “Company”) and B. Riley FBR, Inc. (“B. Riley”), a copy of which is attached hereto as Exhibit A. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Existing Letter Agreement. This Amendment No. 1 and Consent (this “Amendment”) shall constitute an amendment of the Existing Letter Agreement pursuant to Section 12 of the Existing Letter Agreement.
B. Riley understands that the Company would like to engage Craig-Hallum Capital Group, LLC (“C-H”) as an additional placement agent in connection with the Placement, with B. Riley acting as lead placement agent. We understand that C-H, pursuant to separate agreement between the Company and C-H, will be entitled to receive 30% of the placement fee described in Section 3(a)(iii) of the Existing Letter Agreement, as amended by this Amendment.
Subject to the terms and conditions hereof, and pursuant to Section 5(b) of the Existing Letter Agreement, B. Riley hereby consents to the appointment of C-H as an additional placement agent in connection with the Placement.
The Company acknowledges and agrees that nothing contained in this Agreement shall be read or construed so as to create an employee, agent, representative or partner relationship between B. Riley and C-H, nor to create a partnership, joint venture or other type of business entity between B. Riley and C-H. B. Riley shall not be liable for the actions or inactions of C-H whether in connection with the Placement or otherwise. Any liability of B. Riley, on the one hand, and C-H, on the other hand, to the Company shall be several and not joint.
In furtherance of the foregoing, the Existing Letter Agreement shall be amended by:
(a) inserting a new Section 2(f) as follows:
(f) If the Placement is oversubscribed, the portion of the Placement allocated to Insider Investors on the one hand and any other investors on the other hand shall be reduced on a pro rata basis between the two groups; provided, however, that in no event shall the portion of the Placement allocated to investors who are not Insider Investors be reduced below Fifteen Million Dollars ($15,000,000).
(b) deleting Section 3(a)(iii) and inserting the following in lieu thereof:
(iii) 70% of a placement fee of 7.0% of the gross proceeds raised from the sale of any Securities in the Placement to any investors who are not Insider Investors, subject to and payable at the closing of the Placement, it being understood that the remaining 30% of such

A B. Riley Financial Company | www.brileyfin.com | NASDAQ: RILY	1

placement fee shall be paid to Craig-Hallum Capital Group, LLC (“C-H”) pursuant to a separate agreement between the Company and C-H; plus
(c) deleting Section 3(a)(iv) and inserting the following in lieu thereof:
(iv) an advisory fee equal to 1.0% of the gross proceeds raised from the sale of any Securities, subject to and payable at closing of the Placement.
(d) deleting Section 8(b) and inserting the following in lieu thereof:
(b) This Agreement shall survive any termination of the Placement Engagement Period. With respect to the expenses payable by the Company pursuant to Section 3, upon termination of the Placement Engagement Period, B. Riley shall be entitled to collect all such actual expenses accrued through the date of termination in accordance with the terms of Section 3. If during a period of 9 months following the termination of the Placement Engagement Period, the Company sells any Securities to investors who are not Insider Investors and who are introduced to the Company by B. Riley or C-H (together, the “Placement Agents”) as confirmed between the Company and B. Riley in writing (including by email), with the Company’s confirmation not to be unreasonably withheld, delayed or conditioned (“Placement Agent Introductions”), then it will pay to B. Riley upon the completion of such a sale a cash fee equal to the fees that would have been payable to B. Riley pursuant to Section 3 if such sale occurred during the term of B. Riley’s appointment and authorization hereunder (such fee, the “Fee Tail”); provided, however, that any such Fee Tail shall not apply if the Placement, at least $15,000,000 of which is affirmatively committed to be raised from Placement Agent Introductions, is not closed during the Placement Engagement Period, primarily due to the failure of B. Riley to perform the services contemplated by this Agreement.
(e) adding the following to the list of Insider Investors on Appendix I:
Any stockholder, employee or director of the Company as of the date hereof.
The terms of this Amendment shall be effective to the extent that, and for so long as, the Company’s engagement with C-H shall remain in effect pursuant to separate agreement between the Company and C-H.
Except as set forth in this Amendment, the Existing Letter Agreement shall continue in full force and effect. Please acknowledge your approval and acceptance of the foregoing by signing in the appropriate space below.
[Remainder of page intentionally left blank; signature page follows]

Very truly yours,

B. RILEY FBR, INC.

By:	/s/ Craig Krinbring
Name:	Craig Krinbring
Title:	Managing Director

Agreed to and accepted:

TRANSPHORM, INC.

By:	/s/ Primit Parikh
Name:	Primit Parikh
Title:	Co-founder and COO

[Signature Page to Amendment No. 1 to Engagement Letter Agreement]